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                                                                    EXHIBIT 10.2


                              CONSULTING AGREEMENT


          This Agreement is entered into as of June 9, 1997 by and between Unico, Inc. (the "Company") with a principal place of business at 48507 Milmont Drive, Suite B, Fremont, California, and John Hwang ("Consultant"), with a principal place of business at Fremont, California.


                               W I T N E S S E T H

          WHEREAS, the Company has entered into an agreement wherein and whereby the Company has acquired Starlicon International Corporation ("Starlicon") effective June 26, 1998 (the Acquisition");

          WHEREAS, it is the desire of the Company to effectuate all steps necessary to bring about a smooth transition in combining the business operations of the Company and Starlicon;

          WHEREAS, it is the desire of the Company to engage the services of the Consultant to render consultation and management services in connection with assisting the Company in effectuating a smooth transition in combining the business operations of the Company and Starlicon.

          WHEREAS, it is the desire of the Consultant to consult with the Board of Directors, the officers of the Company, and the administrative staff, and to undertake for the Company the direction of certain functions in effectuating a smooth transition in combining the business operations of the Company and Starlicon.

          NOW THEREFORE in consideration of the promises set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Consultant agree as follows:


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                                   ARTICLE 1.

                                TERM OF CONTRACT

        1.01. This agreement will become effective June 9, 1997 and will continue in effect for a period of one (1) calendar year unless terminated earlier.

                                   ARTICLE 2.

                     SERVICES TO BE PERFORMED BY CONSULTANT

          2.01. Specific Services. Consultant agrees to advise Company as to strategic development, market analysis and global positioning of the Company's products, corporate development and identification of business opportunities, identification of new product lines and markets therefore, foreign marketing, adviser to the Board of Directors, due diligence and management consulting and in connection with mergers and acquisitions.

          2.02. Method of Performing Services. Consultant will determine the method, details, and means of performing the above-described services.

          2.03. Status of Consultant. Consultant enters into this agreement, and will remain throughout the term of the agreement, as an independent contractor. Consultant agrees that he is not and will not become an employee, partner, agent, or principal of the Company while this agreement is in effect. Consultant agrees is not entitled to the rights or benefits afforded to the Company's employees, including disability or unemployment insurance, workers' compensation, medical insurance, sick leave, or any other employment benefit. Consultant is responsible for providing, at his own expense, disability, unemployment, and other insurance, worker's compensation, training, permits, and licenses for himself and for his employees and subcontractors.

          2.04 Payment of Income Taxes. Consultant is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by the Company to Consultant for services under this agreement. On request, Consultant will provide the Company with proof of timely payment. Consultant agrees to indemnify the Company for any claims, costs, losses, fees, penalties, interest, or damages suffered by the Company resulting from Consultant's failure to comply with this provision.


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          2.05 Use of Employees or Subcontractors. Consultant may, at
Consultant's own expense, use any employees or subcontractors as Consultant deems necessary to perform the services required of Consultant by this Agreement. The Company may not control, direct, or supervise Consultant's employees or subcontractors in the performance of those services.

                                    ARTICLE 3

                                  COMPENSATION

          3.01 Compensation. In consideration for the services to be performed by the Consultant, the Company agrees to pay Consultant 130,000 shares of free trading stock of the Company. The Company agrees to expeditiously take all steps necessary to register such shares by means of a Form S-8 Registration Statement. Upon execution of this Agreement, the absolute entitlement to 65,000 of the above-references 130,000 shares shall vest in the Consultant as a retainer. The balance of the shares shall vest in the Consultant the earlier of i) completion of the services described in Article 2 or ii) the expiration of the term set forth in Article 1.

                                   ARTICLE 4.

                            OBLIGATIONS OF Consultant

          4.01. Minimum Amount of Service. Consultant agrees to devote a minimum of 35 hours per month to performing the above- described services.

          4.02. Non-Exclusive Relationship. Consultant may represent, perform services for, and contract with as many additional clients, persons, or companies as Consultant, in his sole discretion, sees fit.

          4.03. Time and Place of Performing Work. Consultant may perform the services under this agreement at any suitable time and location he chooses.

          4.04. Tools, Materials, and Equipment. Consultant will supply all tools, materials, and equipment required to perform the services under this agreement.


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          4.05. Workers' Compensation. Consultant agrees to provide workers'
compensation insurance for Consultant's employees and agents and agrees to hold harmless and indemnify The Company for any and all claims arising out of any injury, disability, or death of any of Consultant's employees or agents.

          4.06. Limited Liability. Consultant will not be liable to the Company, or to anyone who may claim any right due to a relationship with the Company, for any acts or omissions in the performance of services under the terms of this agreement or on the part of the employees or agents of Consultant unless those acts or omissions are due to willful misconduct. The Company will indemnify and hold Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from, growing out of, or in any way connected with the services rendered to the Company under the terms of this agreement, unless Consultant is judged by a court of competent jurisdiction to be guilty of willful misconduct.

          4.07. Consultant's Qualifications. Consultant represents that he has the qualifications and skills necessary to perform the services under this agreement in a competent, professional manner, without the advice or direction of the Company. This means Consultant is able to fulfill the requirements of this agreement. Failure to perform all the services required under this agreement constitutes a material breach of the agreement. Consultant has complete and sole discretion for the manner in which the work under this agreement will be performed.

          4.08. Indemnity. Consultant agrees to indemnify, defend, and hold the Company free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorneys' fees, and costs, that the Company may incur as a result of a breach by Consultant of any representation or agreement contained in this Agreement.

          4.09. Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Consultant without the prior written consent of the Company.


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                                   ARTICLE 5.

                           OBLIGATIONS OF THE COMPANY

          5.01. Cooperation of The Company . The Company agrees to comply with all reasonable requests of Consultant and provide access to all documents reasonably necessary to the performance of Consultant's duties under this agreement.

          5.02. Assignment. Neither this agreement nor any duties or obligations under this agreement may be assigned by The Company without the prior written consent of Consultant.

                                   ARTICLE 6.

                            TERMINATION OF AGREEMENT

          6.01 Expiration of Agreement. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in effect for a period of 6 calendar months or until the services provided for in this Agreement have been fully performed, whichever is sooner and shall then terminate unless renewed in writing by both parties.


          6.02 Termination on Occurrence of Stated Events. This Agreement will terminate automatically on the occurrence of any of the following events:

          (a) Bankruptcy or insolvency of either party.

          (b) Sale of the business of either party.

          (c) Death of the Consultant.


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                                   ARTICLE 7.

                               GENERAL PROVISIONS

          7.01. Notices. Any notices required to be given under this agreement by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices must be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change the address by giving written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of the fifth day after mailing.

          7.02. Entire Agreement of the Parties. This agreement supersedes any and all agreements, either oral or written, between the parties with respect to the rendering of services by Consultant for the Company and contains all of the representations, covenants, and agreements between the parties with respect to the rendering of those services. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements,







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orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not contained in this agreement, and that no other agreement, statement, or promise not contained in this agreement will be valid or binding. Any modification of this agreement will be effective only if it is in a writing signed by the party to be charged.

7.03. Partial Invalidity. If any provision of this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.

7.04. Payment of Moneys Due Deceased Consultant. If Consultant dies before completing the services under this agreement, any moneys due Consultant from the Company under this agreement as of the date of death will be paid to the Consultant's executors, administrators, heirs, personal representatives, successors, and assigns.

7.05. Arbitration. Any controversy between the parties to this agreement involving the construction or application of any of the terms, covenants, or conditions of this agreement will, on the written request of one party served on the other, be submitted to arbitration. The arbitration will comply with and be governed by the provisions of the California Arbitration Act, Sections 1280 through 1294.2 of the California Code of Civil Procedure.

The parties will each appoint one person to hear and determine the dispute. If those two persons are unable to agree, then they will select a third impartial arbitrator whose decision will be final and conclusive on both parties. The cost of arbitration will be borne in a proportion the arbitrators determine.

7.06. Attorneys' Fees. If any legal action, including an action for declaratory relief, is brought to enforce or interpret the provisions of this agreement, the prevailing party will be entitled to reasonable attorneys' fees, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

7.07. Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of California.

         Executed at __________________, California, on ______________, 1998.




                                                   UNICO, INC.

                                            By:    /s/ WING PO SZETO
                                                   -----------------------------
                                                   Wing Po Szeto, President

                                                   CONSULTANT

                                                   /s/ JOHN HWANG
                                                   -----------------------------
                                                   John Hwang